EXHIBIT 2.1

FIRST AMENDMENT TO
AGREEMENT OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT OF MERGER (hereinafter sometimes referred to as the “Amendatory Agreement”), dated as of the 16th day of June, 2009, by and among PREMIER FINANCIAL BANCORP, INC. (“Premier”), ABIGAIL ADAMS NATIONAL BANCORP, INC. (“Adams”) and AANB ACQUISITION CORP. (“Interim Company”);
W I T N E S S E T H:
WHEREAS, Premier and Adams have entered into an Agreement of Merger dated as of December 30, 2008 (the “Agreement”) which has been adopted by Interim Company by Adoption Agreement dated as of January 27, 2009 (the “Adoption Agreement’); and
WHEREAS, Section 8.1 of the Agreement, captioned “Grounds for Termination”,  provides that the Agreement and the transactions contemplated thereby may be terminated at any time prior to the Closing Date (as defined in the Agreement) upon occurrence of various events, including, as set forth in Subsection (j) of Section 8.1, by either Adams or Premier if the Closing does not occur on or before June 30, 2009 unless extended by mutual agreement in writing; and
WHEREAS, Adams, Premier and Interim Company wish to extend the date by which Closing must occur to September 30, 2009; and
WHEREAS, Section 6(d) of the Agreement, captioned “Conditions Precedent”, provides that consummation of the merger is conditioned upon certain conditions, including, as set forth in Subsection (d) of Section 6, that Premier shall have completed the issuance to the United States Treasury of $24,000,000 of Premier Preferred Stock and warrants related thereto pursuant to the CPP, and Section 8.1 of the Agreement, captioned “Grounds for Termination”, provides that the Agreement and the transactions contemplated thereby may be terminated at any time prior to the Closing Date upon the occurrence of various events, including, as set forth in Subsection (k) of Section 8.1, by Premier if the issuance of at least $24,000,000 of Premier Preferred Stock and attendant warrants to the U.S. Treasury has not occurred; and

EXHIBIT 2.1 - Continued

WHEREAS, the $24,000,000 amount of Premier Preferred Stock was determined based upon the pro forma combined amount of Premier’s and Adams total risk-weighted assets, which amount has and may in the future decrease, and the parties hereto wish to amend the Agreement to provide for such decreases; and
WHEREAS, the Agreement provides in Section 9 that it may be amended or modified as therein provided.
NOW, THERFORE, in consideration of the foregoing premises, which are not mere recitals but are an integral part hereof, and in consideration of the mutual agreements hereinafter provided for, the parties hereto agree as follows:
1.           Subsection (j) of Section 8.1 of the Agreement is hereby amended to read as follows:
(j)	By either Adams or Premier, if the Closing does not occur on or before September 30, 2009 unless extended by mutual agreement in writing; or

2.           Subsection (d) of Section 6 of the Agreement is hereby amended to read as follows:
(d)
Issuance of Premier Preferred Stock Pursuant to CPP.  Premier shall have completed the issuance to the United States Treasury of (i) Premier Preferred Stock in an amount of at least $20,000,000 and (ii) warrants for the purchase of Premier Common Stock with an aggregate market price equal to 15% of such Premier Preferred Stock pursuant to the CPP upon terms and conditions set forth in the CPP purchase documents.

3.           Subsection (k) of Section 8.1 of the Agreement is hereby amended to read as follows:

(k)	By Premier, if the issuance of (i) Premier Preferred Stock in an amount at least $20,000,000 and (ii) attendant warrants for Premier Common Stock to the U.S. Treasury has not occurred.

EXHIBIT 2.1 - Continued

4.           Except as herein amended, the Agreement and the Adoption Agreement shall remain in full force and effect in accordance with their respective terms, which are hereby reaffirmed.
PREMIER FINANCIAL BANCORP, INC.

By _/s/ Brien M. Chase_____________________
Brien M. Chase, Senior Vice President
   and Chief Financial Officer
ATTEST

_/s/ Toney K. Adkins_____________
Its Assistant Secretary

ABIGAIL ADAMS NATIONAL BANCORP, INC.

By _/s/ Karen E. Troutman__________________
Karen E. Troutman, Senior Vice President
   and Chief Financial Officer
ATTEST

_/s/ Lorel D. Scott_______________
Its Secretary

AANB ACQUISITION CORP.

By _/s/ Brien M. Chase_____________________
Brien M. Chase, President
ATTEST

_/s/ Arlene Napier_______________
Its Secretary